Exhibit 99.1

News Release

For Immediate Release		http://www.ball.com
Investor Contact:	Ann T. Scott	303-460-3537, ascott@ball.com
Media Contact:	Scott McCarty	303-460-2103, smccarty@ball.com

Ball Announces Second Quarter Results

BROOMFIELD, Colo., July 23, 2009—Ball Corporation [NYSE:BLL] today reported second quarter net earnings of $133.3 million, or $1.40 cents per diluted share, on sales of $1.93 billion, compared to earnings of $100 million, or $1.02 cents per diluted share, on sales of $2.08 billion in the second quarter of 2008.
For the first six months of 2009, Ball’s earnings were $202.8 million, or $2.14 per diluted share, on sales of $3.51 billion. First half 2008 results were earnings of $183.8 million, or $1.87 per diluted share, on sales of $3.82 billion.
Second quarter 2009 results include an after-tax gain of $30.7 million, or 32 cents per diluted share, for the sale of a portion of the company’s interest in DigitalGlobe, and an after-tax charge of $11.6 million, or 12 cents per diluted share, primarily for the closure of two plastic packaging plants and for transaction costs relating to the acquisition of certain of Anheuser-Busch InBev’s metal beverage packaging assets. Details of comparable segment earnings and business consolidation activities can be found in Notes 1 and 2 to the unaudited consolidated financial statements that accompany this news release.
“On a comparable basis, Ball reported diluted earnings per share of $1.20 for the second quarter compared to $1.10 for the second quarter of 2008,” said R. David Hoover, chairman, president and chief executive officer. “Our results reflect the actions we have taken over the past 18 months to better align our supply with demand, a seasonal increase in volumes and better plant performance throughout our operations.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 2

“Improved comparable operating margins in our North American packaging businesses in the second quarter were the result of lower costs due to plant rationalization programs and better pricing in certain packaging segments,” Hoover said.

Metal Beverage Packaging, Americas & Asia

Metal beverage packaging, Americas and Asia, comparable segment operating earnings for the second quarter were $74.8 million on sales of $749.1 million, compared to $77.4 million on sales of $833.9 million for the same period in 2008. For the first six months, comparable earnings were $121 million on sales of $1.37 billion, compared to $151.4 million on sales of $1.54 billion in the first half of 2008.
Second quarter results were lower primarily due to reduced North American sales volumes and inventory holding losses on aluminum. Inventory holding losses were lower in the second quarter than in the first quarter.
Ball announced on July 1 that the company had signed a definitive agreement with Anheuser-Busch InBev to acquire four of AB InBev's plants in the U.S. for $577 million. The plants produce annually about 10 billion aluminum cans and 10 billion easy-open can ends. The transaction is expected to close by the end of the year or early in the first quarter of 2010, subject to regulatory approval, and to be accretive to Ball's earnings and cash flow in 2010.
“These large, low-cost manufacturing plants are an excellent fit within our North American metal beverage packaging operations and support our strategy of growing our global metal beverage packaging business,” said John A. Hayes, executive vice president and chief operating officer.

Metal Beverage Packaging, Europe

Metal beverage packaging, Europe, segment results in the quarter were operating earnings of $64.8 million on sales of $490.6 million, compared to $77.2 million on sales of $571 million in 2008. For the first six months, earnings were $95.7 million on sales of $834.4 million, compared to $125.2 million on sales of $976.6 million in the first half of 2008.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 3

While volumes were flat compared to the second quarter of 2008, higher raw material prices, unfavorable product mix and negative foreign exchange conversion due to a stronger U.S. dollar contributed to the decline in segment earnings.

Metal Food & Household Products Packaging, Americas

Metal food and household products packaging, Americas, segment results in the quarter were operating earnings of $35.1 million on sales of $323.4 million, compared to $14.3 million in 2008 on sales of $283.2 million. For the first six months, earnings were $84.7 million on sales of $607 million, compared to $29.1 million on sales of $547 million in the first half of 2008.
A combination of selling price increases implemented this year, metal inventory holding gains and improved plant performance more than offset a decline in sales volumes and contributed to better results.

Plastic Packaging, Americas

Plastic packaging, Americas, comparable segment results in the second quarter were operating earnings of $7.8 million on sales of $181.6 million, compared to $5.7 million on sales of $201 million in the second quarter of 2008. For the first six months, comparable earnings were $11.4 million on sales of $341.3 million, compared to $10.5 million on sales of $389.9 million in the first half of 2008.
Better pricing helped offset sales volume declines in the second quarter. A pretax charge of approximately $11.9 million was recorded in the company's second quarter results related to permanently ceasing manufacturing operations at two monolayer PET bottle plants and consolidating volumes from those plants into larger manufacturing facilities. Cost savings associated with these actions are expected to be approximately $12 million annually beginning in 2010.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 4

Aerospace and Technologies

Aerospace and technologies comparable segment results were operating earnings of $14.8 million on sales of $181.5 million in the quarter, compared to $22.7 million on sales of $191.2 million in 2008. For the first six months, comparable earnings were $29.4 million on sales of $359.6 million, compared to $37.6 million on sales of $369.2 million in the first half of 2008. Backlog at the end of the quarter was $587 million.
Segment margins in the quarter returned to more normal levels compared to the second quarter of 2008, which included unusually high margins due primarily to higher profit accruals on certain fixed-price contracts.
In May, astronauts for NASA’s shuttle servicing mission to the Hubble Space Telescope successfully installed two science instruments built by Ball and completed critical repairs to two previously installed science instruments from Ball. All four of the Ball-built instruments are operating flawlessly. Ball announced last week a contract from the U.S. Air Force’s National Air and Space Intelligence Center to continue providing Measurement and Signature Intelligence and Advanced Geospatial Intelligence to warfighters through the Advanced Technical Exploitation Program. The five-year, indefinite quantity contract has a ceiling value of $600 million to be competed among three contractors.

Outlook

“We anticipate full-year free cash flow to be in the range of $375 million, and capital spending for the year is expected to be below $250 million,” said Raymond J. Seabrook, executive vice president and chief financial officer. “Lower manufacturing costs as a result of plant rationalizations, reduced interest expense and a lower share count benefited second quarter results.”
 “Seasonal volume trends in our packaging segments are improving, though volumes for the first half of 2009 were below 2008 levels, and we expect continued improvement over the balance of the year,” Hoover said. “We are pleased with our first half results and our strong second quarter performance, and we expect full year 2009 diluted earnings per share to exceed 2008 results.”

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Ball Corporation – 5

Ball Corporation is a supplier of high-quality metal and plastic packaging for beverage, food and household products customers, and of aerospace and other technologies and services, primarily for the U.S. government. Ball Corporation and its subsidiaries employ more than 14,000 people worldwide and reported 2008 sales of approximately $7.6 billion. For the latest Ball news and for other company information, please visit www.ball.com.

Conference Call Details
Ball Corporation [NYSE: BLL] will hold its regular quarterly conference call on the company's results and performance today at 9 a.m. (11 a.m. Eastern Time). The North American toll-free number for the call is 800-732-5617. International callers should dial 212-231-2900. Please use the following URL for a Web cast of the live call:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=115234&eventID=2286370.
For those unable to listen to the live call, a taped replay will be available after the call’s conclusion until 1 p.m. Eastern Time on July 30, 2009. To access the replay, call 800-633-8284 (North American callers) or 402-977-9140 (international callers) and use reservation number 21429825.
A written transcript of the call will be posted within 48 hours of the call's conclusion to Ball's Web site at www.ball.com in the investors section under “presentations.”

Forward-Looking Statements
This release contains “forward-looking” statements concerning future events and financial performance. Words such as “expects,” “anticipates,” “estimates” and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties which could cause actual results to differ materially from those expressed or implied. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Key risks and uncertainties are summarized in filings with the Securities and Exchange Commission, including Exhibit 99.2 in our Form 10-K, which are available at our Web site and at www.sec.gov. Factors that might affect our packaging segments include fluctuation in product demand and preferences; availability and cost of raw materials; competitive packaging availability, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve anticipated productivity improvements or production cost reductions, including our beverage can end project; mandatory deposit or other restrictive packaging laws; changes in major customer or supplier contracts or loss of a major customer or supplier; and changes in foreign exchange rates, tax rates and activities of foreign subsidiaries. Factors that might affect our aerospace segment include: funding, authorization, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. Factors that might affect the company as a whole include those listed plus: accounting changes; changes in senior management; the current global credit squeeze and its effects on liquidity, credit risk, asset values and the economy; successful or unsuccessful acquisitions, joint ventures or divestitures; integration of recently acquired businesses; regulatory action or laws including tax, environmental, health and workplace safety, including in respect of chemicals or substances used in raw materials or in the manufacturing process; governmental investigations; technological developments and innovations; goodwill impairment; antitrust, patent and other litigation; strikes; labor cost changes; rates of return projected and earned on assets of the company's defined benefit retirement plans; pension changes; reduced cash flow; interest rates affecting our debt; and changes to unaudited results due to statutory audits or other effects.

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Ball Corporation
10 Longs Peak Drive • P.O. Box 5000 • Broomfield, CO 80021

Condensed Financials (June 2009)

Unaudited Statements of Consolidated Earnings

	Three months ended		Six months ended
($ in millions, except per share amounts)	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Net sales (Note 1)	$1,926.2	$2,080.3	$3,511.8	$3,820.5
Costs and expenses
Cost of sales (excluding depreciation)	1,593.2	1,738.5	2,905.7	3,176.2
Depreciation and amortization	69.4	76.2	136.1	150.8
Selling, general and administrative	77.9	78.5	153.1	160.1
Business consolidation and other activities (Note 2)	19.1	11.5	24.1	11.5
Gain on sale of investments (Note 2)	(34.8)	–	(34.8)	(7.1)
	1,724.8	1,904.7	3,184.2	3,491.5
Earnings before interest and taxes (Note 1)	201.4	175.6	327.6	329.0
Interest expense	(24.7)	(34.7)	(50.5)	(70.9)
Tax provision	(48.4)	(45.4)	(76.5)	(82.6)
Equity in results of affiliates	5.2	4.6	2.5	8.5
Less net earnings attributable to noncontrolling interests	(0.2)	(0.1)	(0.3)	(0.2)
Net earnings	$133.3	$100.0	$202.8	$183.8
Earnings per share (Note 2):
Basic	$1.42	$1.03	$2.17	$1.89
Diluted	$1.40	$1.02	$2.14	$1.87

Weighted average shares outstanding (000s):
Basic	93,763	96,911	93,655	97,055
Diluted	94,981	98,459	94,829	98,465

Condensed Financials (June 2009)

Unaudited Statements of Consolidated Cash Flows

	Three months ended		Six months ended
($ in millions)	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Cash Flows From Operating Activities:
Net earnings	$133.3	$100.0	$202.8	$183.8
Depreciation and amortization	69.4	76.2	136.1	150.8
Business consolidation and other activities (Note 2)	16.5	11.5	21.5	11.5
Gain on sales of investments (Note 2)	(34.8)	–	(34.8)	(7.1)
Income taxes	(5.2)	(1.1)	6.1	6.3
Legal settlement	–	–	–	(70.3)
Other changes in working capital	136.6	(54.8)	(331.2)	(366.3)
Other	1.2	13.2	8.7	21.7
	317.0	145.0	9.2	(69.6)
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(40.3)	(86.0)	(108.1)	(160.5)
Cash collateral deposits, net	33.8	–	54.7	–
Proceeds from sales of investments (Note 2)	37.0	–	37.0	8.7
Other	(0.4)	(7.9)	(0.7)	(10.2)
	30.1	(93.9)	(17.1)	(162.0)
Cash Flows From Financing Activities:
Net change in borrowings	(343.9)	(16.8)	(58.0)	335.3
Dividends	(9.4)	(9.4)	(18.7)	(19.0)
Issuances (purchases) of common stock, net	6.1	(56.1)	11.0	(181.2)
Other	0.5	2.0	2.9	2.4
	(346.7)	(80.3)	(62.8)	137.5
Effect of exchange rate changes on cash	6.0	2.7	2.8	5.9

Change in cash	6.4	(26.5)	(67.9)	(88.2)
Cash–beginning of period	53.1	89.9	127.4	151.6
Cash–end of period	$59.5	$63.4	$59.5	$63.4

Condensed Financials (June 2009)

Unaudited Consolidated Balance Sheets

($ in millions)	June 28, 2009	June 29, 2008
Assets
Current assets
Cash and cash equivalents	$59.5	$63.4
Receivables, net	772.7	839.0
Inventories, net	1,001.4	1,092.8
Cash collateral – receivable	119.4	–
Deferred taxes and other current assets	258.9	170.2
Total current assets	2,211.9	2,165.4
Property, plant and equipment, net	1,822.5	2,016.0
Goodwill	1,821.8	1,951.6
Other assets, net	450.4	447.6
Total assets	$6,306.6	$6,580.6
Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt and current portion of long-term debt	$359.3	$327.1
Cash collateral – liability	69.5	–
Payables and accrued liabilities	1,317.9	1,261.4
Total current liabilities	1,746.7	1,588.5
Long-term debt	2,014.0	2,415.3
Other long-term liabilities	1,236.1	1,052.2
Shareholders’ equity	1,309.8	1,524.6
Total liabilities and shareholders’ equity	$6,306.6	$6,580.6

Notes to Condensed Financials (June 2009)

1. Business Segment Information

	Three months ended		Six months ended
($ in millions)	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008
Sales–
Metal beverage packaging, Americas & Asia	$749.1	$833.9	$1,369.5	$1,537.8
Metal beverage packaging, Europe	490.6	571.0	834.4	976.6
Metal food & household packaging, Americas	323.4	283.2	607.0	547.0
Plastic packaging, Americas	181.6	201.0	341.3	389.9
Aerospace & technologies	181.5	191.2	359.6	369.2
Net sales	$1,926.2	$2,080.3	$3,511.8	$3,820.5

Earnings before interest and taxes–
Metal beverage packaging, Americas & Asia	$74.8	$77.4	$121.0	$151.4
Business consolidation activities (Note 2)	(3.3)	(3.4)	(8.3)	(3.4)
Total metal beverage packaging, Americas & Asia	71.5	74.0	112.7	148.0
Metal beverage packaging, Europe	64.8	77.2	95.7	125.2
Metal food & household packaging, Americas	35.1	14.3	84.7	29.1
Plastic packaging, Americas	7.8	5.7	11.4	10.5
Business consolidation activities (Note 2)	(11.9)	(4.3)	(11.9)	(4.3)
Total plastic packaging, Americas	(4.1)	1.4	(0.5)	6.2
Aerospace & technologies	14.8	22.7	29.4	37.6
Gain on sale of investment (Note 2)	–	–	–	7.1
Total aerospace & technologies	14.8	22.7	29.4	44.7
Segment earnings before interest and taxes	182.1	189.6	322.0	353.2
Undistributed corporate costs, net	(11.6)	(10.2)	(25.3)	(20.4)
Gain on sale of investment (Note 2)	34.8	–	34.8	–
Business consolidation and other activities (Note 2)	(3.9)	(3.8)	(3.9)	(3.8)
Total undistributed corporate costs, net	19.3	(14.0)	5.6	(24.2)
Earnings before interest and taxes	$201.4	$175.6	$327.6	$329.0

Notes to Condensed Financials (June 2009)

2.	Business Consolidation Activities and Other Significant Nonoperating Items

2009

In the first quarter, a restructuring charge of $5 million ($3.1 million after-tax) was recorded for accelerated depreciation in connection with the closure of a North American metal beverage plant.

The following significant business consolidation and nonoperating activities occurred in the second quarter:

●
The company recorded restructuring charges of $16.2 million ($9.8 million after-tax) for the closure of two plastic packaging manufacturing plants, administrative downsizing in our North American metal beverage business and clean-up costs related to previously closed and sold facilities. A pre-tax charge of approximately $9 million ($5.4 million after-tax) will occur in the second half of the year related to accelerated depreciation and lease termination costs for the closed plastic plants.

●
The company sold a portion of its interest in DigitalGlobe for proceeds of approximately $37 million. As a result of this transaction, a gain of $34.8 million ($30.7 million after-tax) was recorded in corporate costs.

●
The company recorded $2.9 million ($1.8 million after-tax) for transaction costs pertaining to the acquisition discussed in Note 3. An additional $6 million after-tax of transaction costs are expected to be incurred prior to closing the acquisition.

2008

In the first quarter, Ball Aerospace & Technologies Corp. sold its shares in an Australian subsidiary for $10.5 million that resulted in a pretax gain of $7.1 million ($4.4 million after-tax).

In the second quarter, a net restructuring charge of $11.5 million ($8.1 million after-tax) was recorded primarily for the closure of a North American metal beverage plant, the closure of a Canadian plastic packaging manufacturing plant and clean-up costs related to previously closed and sold facilities.

A summary of the effects of the above transactions on after-tax earnings follows:

	Three months ended		Six months ended
($ in millions, except per share amounts)	June 28, 2009	June 29, 2008	June 28, 2009	June 29, 2008

Net earnings as reported	$133.3	$100.0	$202.8	$183.8
Business consolidation costs, net of tax	9.8	8.1	12.9	8.1
Gain on sales of investments, net of tax	(30.7)	–	(30.7)	(4.4)
Acquisition transaction costs, net of tax	1.8	–	1.8	–
Net earnings before above transactions	$114.2	$108.1	$186.8	$187.5
Per diluted share before above transactions	$1.20	$1.10	$1.97	$1.90

Ball’s management segregates the above items to evaluate the performance of the company’s operations. The information is presented on a non-U.S. GAAP basis and should be considered in connection with the unaudited statements of consolidated earnings. Non-U.S. GAAP measures should not be considered in isolation.

3.	Subsequent Event

On July 1, 2009, the company announced that it has signed a definitive agreement with Anheuser-Busch InBev (AB InBev) to acquire three of AB InBev’s beverage can manufacturing plants and one of its beverage can end plants all of which are located in the U.S. for $577 million. These plants produce about 10 billion aluminum cans and 10 billion easy-open can ends annually. The transaction is expected to close at the end of the year or early in the first quarter of 2010, subject to regulatory approval, and to generate revenue and earnings before interest, taxes, depreciation, and amortization of approximately $680 million and $94 million, respectively, in the first full year of operation.